Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Platform Specialty Products Corporation, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 30, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to reportable segments described in Note 19 and also impacting Notes 5 and 18, as to which the date is June 16, 2015, relating to the financial statements and financial statement schedule, which appears in Platform Specialty Products Corporation’s Current Report on Form 8-K dated June 16, 2015.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

June 23, 2015